Exhibit 99.1

FOR IMMEDIATE RELEASE	November 6, 2013
Media Contact: Joseph Barrios, (520) 884-3725	Page 1 of 8
Financial Analyst Contact: Chris Norman, (520) 884-3649
UNS ENERGY REPORTS THIRD QUARTER 2013 EARNINGS; PROVIDES EARNINGS GUIDANCE FOR 2013 AND 2014

•
UNS Energy’s net income for the third quarter of 2013 was $68.0 million, or $1.62 per diluted share of common stock, compared with net income of $50.7 million, or $1.21 per diluted share in the third quarter of 2012. For the nine months ended September 30, 2013, UNS Energy's net income was $114.0 million, or $2.72 per diluted share, compared with net income of $83.4 million, or $2.03 per diluted share, in the same period last year.

•
UNS Energy’s primary subsidiary, Tucson Electric Power Company (TEP), reported net income of $64.2 million in the third quarter of 2013 compared with net income of $44.6 million in the third quarter of 2012. The improvement is primarily due to the non-fuel base rate increase at TEP effective on July 1, 2013, as well as a decrease in capital lease interest expense, partially offset by higher generating plant outage expenses.

•
UNS Energy's year-to-date 2013 net income includes: an $11.0 million reduction to income tax expense related to a regulatory asset that was recorded during the second quarter for deferred tax expenses that will be recovered in future periods; and a $3.0 million pre-tax ($1.8 million after-tax) charge to fuel expense related to a one-time credit to retail customers that was approved in TEP's recently completed rate case. Third quarter and year-to-date 2012 results include a $1.8 million pre-tax loss ($1.1 million after-tax) related to an unplanned outage at a power plant that TEP operates on behalf of another party.

•	UNS Energy estimates that its diluted earnings per share will be between $2.95 - $3.10 in 2013, and $3.15 - $3.45 per diluted share in 2014.

Tucson, Ariz. – UNS Energy Corporation (NYSE: UNS) today reported third quarter 2013 net income of $68.0 million, or $1.62 per diluted share of common stock, compared with net income of $50.7 million, or $1.21 per diluted share in the same period last year.

"Our year-over-year financial results, which reflect TEP's new retail rate structure, were consistent with our expectations," said Paul Bonavia, UNS Energy's Chairman and Chief Executive Officer.

UNS Energy provided earnings guidance for 2013 of $2.95 to $3.10 per diluted share, and $3.15 to $3.45 per diluted share for 2014. UNS Energy expects that 2015 diluted earnings per share will be above 2014 levels.
“Our financial outlook for 2014 reflects a full year of TEP's new retail rate structure and a reduction in TEP's capital lease expense. We also anticipate flat retail sales during 2014, as well as a heavier than normal generating plant outage schedule which will place upward pressure on our operating expenses," said Bonavia.
"Earnings in 2015 will be affected by many of the same factors as 2014. If we successfully execute our plans to diversify TEP's generating fleet, we project UNS Energy's 2015 diluted earnings per share to be above 2014 levels," said Bonavia.
TEP previously disclosed its decision to purchase approximately 35.4 percent of the output of the coal-fired Springerville Generating Station Unit 1 (SGS Unit 1). TEP currently receives all of the output from the 387 megawatt (MW) facility through a 14.1 percent ownership and leases for the remainder. The planned purchase of 35.4 percent of SGS Unit 1 would bring TEP's ownership to approximately 49.5 percent when the current leases expire on January 1, 2015.
TEP also announced it is in exclusive negotiations to purchase a 550 MW gas-fired combined-cycle generating unit at the Gila River Generating Station (Gila River) in Gila Bend, Ariz. That purchase could be finalized in late 2014, pending the completion of due diligence, the negotiation of a purchase agreement and the receipt of certain regulatory approvals.
TEP expects that Gila River will replace the reduced output it will receive from Springerville Unit 1 in 2015 as well as the loss of 170 MW of coal-fired capacity from the anticipated retirement of San Juan Generating Station Unit 2 at the end of 2017. The company is currently evaluating a scenario in which TEP would purchase 400 MW of Gila River and UNS Electric the remaining 150 MW.
"The resource decisions we are making today will create long-term value for our customers and shareholders by diversifying our generating portfolio through the purchase of a modern gas-fired generating facility at a favorable price," Bonavia added.
Tucson Electric Power

Retail kWh Sales and Revenues
TEP’s retail kWh sales increased by 1.1 percent in the third quarter, due in part to an 8.9 percent increase in cooling degree days when compared the third quarter of 2012. The implementation of new base rates on July 1, as well as higher sales volumes, led to a $28.9 million, or 16.3 percent, increase in TEP’s retail margin revenues compared with the third quarter of 2012.

Other Expenses
TEP’s Base operations and maintenance (O&M) expense was $57.3 million in the third quarter of 2013 compared with $53.5 million in the third quarter of 2012. The increase was due in part to unplanned maintenance at generating plants operated by TEP and others. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements.
TEP's total interest expense declined by $2.4 million in the third quarter of 2013 primarily due to the expected reduction in the balance of capital lease obligations compared with the same period last year.
UNS Gas
UNS Gas reported a net loss of $1.3 million in the third quarter of 2013 compared with a net loss of $0.4 million in the same period last year. The increase in net losses was due in part to higher O&M expense.
UNS Electric
UNS Electric reported net income of $5.3 million in the third quarter of 2013 compared with $6.4 million in the third quarter of 2012. The decrease in net income was due in part to the loss of an industrial customer.
Year-to-Date Results
In the first nine months of 2013, TEP reported net income of $96.4 million compared with net income of $65.0 million in the same period last year. TEP's results in the first nine months of 2013 include the following items:

•	a $10.8 million tax benefit related to a regulatory asset recorded in June 2013 to recover previously recorded income tax expense through future rates as a result of the 2013 TEP Rate Order; and

•	a one-time increase to fuel expense of $3 million related to a credit to customers agreed to in TEP's rate case.

Other factors affecting TEP's financial results in the first nine months of 2013 included: the non-fuel base rate increase effective at TEP on July 1, 2013; favorable weather relative to last year; an increase in long-term wholesale margin revenues due to higher market prices for wholesale power; and the anticipated reduction in capital lease interest expense; partially offset by higher Base O&M related in part to planned and unplanned maintenance on TEP's generating facilities; and an increase in depreciation and amortization expense reflecting TEP's ongoing utility investments.
UNS Gas
UNS Gas reported net income of $6.4 million in the first nine months of 2013 compared with net income of $5.1 million in the same period last year. Cold winter weather and a base rate increase effective in May 2012 contributed to the year-over-year increase.
UNS Electric
UNS Electric reported net income of $11.3 million in the first nine months of 2013 compared with $13.7 million in the first nine months of 2012. The decrease in net income was due in part to the loss of an industrial customer.

Net Income and Earnings Per Share Summary

	3rd Quarter		YTD Sept. 30,
Net Income (Loss)	2013	2012	2013	2012
	Millions of Dollars		Millions of Dollars
Tucson Electric Power	$64.2	$44.6	$96.4	$65.0
UNS Gas	(1.3)	(0.4)	6.4	5.1
UNS Electric	5.3	6.4	11.3	13.7
Other(1)	(0.2)	0.1	(0.1)	(0.4)
Net Income (Loss)	$68.0	$50.7	$114.0	$83.4
Avg. Basic Shares Outstanding (millions)	41.7	41.4	41.6	40.0
Avg. Diluted Shares Outstanding (millions)	42.0	41.9	41.9	41.7

	3rd Quarter		YTD Sept. 30,
Earnings (Loss) Per UNS Energy Share	2013	2012	2013	2012
Tucson Electric Power	$1.54	$1.08	$2.32	$1.63
UNS Gas	(0.03)	(0.01)	0.15	0.13
UNS Electric	0.13	0.15	0.27	0.34
Other(1)	(0.01)	—	—	(0.01)
Net Income per Basic Share	$1.63	$1.22	$2.74	$2.09
Net Income per Diluted Share	$1.62	$1.21	$2.72	$2.03

(1)	Includes UNS Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UNS Energy Development, wholly owned subsidiaries of UNS Energy.
UNS Energy believes the presentation of TEP, UNS Gas and UNS Electric net income or loss on a per basic UNS Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UNS Energy's reported earnings or losses.
Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric – operating subsidiaries of UniSource Energy Services (UES) – are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail rates, which include higher charges for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.

Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas typically records the majority of its net income during the first and fourth quarters.
Conference Call and Webcast
The company will host a conference call on Wednesday, November 6, 2013 at 12 p.m. ET to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time. A reference code is not necessary to access the live call.
Dial-in number: (800) 741-3792

The conference call can also be heard live online at uns.com.

A telephone replay will be available for seven days.

Replay number: (800) 633-8284
Reference code: 21676358
In conjunction with this earnings announcement, UNS Energy has provided information on its performance during the third quarter of 2013. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com. UNS Energy and TEP are providing the address of such website solely for the information of investors and do not intend the address to be an active link. Information contained at such website is not part of the report filed with the SEC by UNS Energy and TEP.

UNS Energy Corporation is a Tucson, Arizona-based company with consolidated assets of approximately $4 billion. UNS Energy's primary subsidiaries include Tucson Electric Power, which serves approximately 412,000 customers in southern Arizona; and UniSource Energy Services, provider of natural gas and electric service for approximately 242,000 customers in northern and southern Arizona. For more information about UNS Energy and its subsidiaries, visit uns.com.

This release contains forward-looking information that involves risks and uncertainties. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP's generating plants; and other factors listed in UNS Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UNS Energy.

UNS Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2013	2012	Amount	Percent
Operating Revenues
Electric Retail Sales	$362,244	$353,473	$8,771	2.5
Electric Wholesale Sales	27,529	29,341	(1,812)	(6.2)
Gas Retail Sales	15,430	15,407	23	N/M
Other Revenues	31,838	35,887	(4,049)	(11.3)
Total Operating Revenues	437,041	434,108	2,933	0.7
Operating Expenses
Fuel	85,102	92,873	(7,771)	(8.4)
Purchased Energy	67,429	57,085	10,344	18.1
Transmission	8,061	4,500	3,561	79.1
Increase to Reflect PPFAC/PGA Recovery Treatment	(3,521)	18,076	(21,597)	(119.5)
Total Fuel and Purchased Energy	157,071	172,534	(15,463)	(9.0)
Operations and Maintenance	93,202	98,346	(5,144)	(5.2)
Depreciation	38,204	35,145	3,059	8.7
Amortization	5,193	9,069	(3,876)	(42.7)
Taxes Other Than Income Taxes	13,606	12,605	1,001	7.9
Total Operating Expenses	307,276	327,699	(20,423)	(6.2)
Operating Income	129,765	106,409	23,356	21.9
Other Income (Deductions)
Interest Income	2	340	(338)	(99.4)
Other Income	2,044	1,011	1,033	102.2
Other Expense	293	(171)	464	(271.3)
Total Other Income (Deductions)	2,339	1,180	1,159	98.2
Interest Expense
Long-Term Debt	17,580	17,074	506	3.0
Capital Leases	6,323	8,507	(2,184)	(25.7)
Other Interest Expense, Net of Interest Capitalized	(703)	233	(936)	N/M
Total Interest Expense	23,200	25,814	(2,614)	(10.1)
Income Before Income Taxes	108,904	81,775	27,129	33.2
Income Tax Expense	40,914	31,111	9,803	31.5
Net Income	67,990	50,664	17,326	34.2
Weighted-Average Shares of Common Stock Outstanding (000)	41,650	41,446	204	0.5
Basic Earnings per Share	$1.63	$1.22	$0.41	33.6
Diluted Earnings per Share	$1.62	$1.21	$0.41	33.9
Dividends Declared per Share	$0.435	$0.43	$0.005	1.2
N/M—Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNS Energy Corporation
Comparative Condensed Consolidated Statements of Income

	Nine Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2013	2012	Amount	Percent
Operating Revenues
Electric Retail Sales	$868,523	$850,975	$17,548	2.1
Electric Wholesale Sales	92,581	88,469	4,112	4.6
Gas Retail Sales	86,432	85,621	811	0.9
Other Revenues	86,863	88,427	(1,564)	(1.8)
Total Operating Revenues	1,134,399	1,113,492	20,907	1.9
Operating Expenses
Fuel	253,249	245,933	7,316	3.0
Purchased Energy	189,384	165,078	24,306	14.7
Transmission	15,768	10,738	5,030	46.8
Increase (Decrease) to Reflect PPFAC/PGA Recovery Treatment	(6,814)	29,730	(36,544)	N/M
Total Fuel and Purchased Energy	451,587	451,479	108	—
Operations and Maintenance	278,245	283,587	(5,342)	(1.9)
Depreciation	111,175	105,319	5,856	5.6
Amortization	21,600	26,845	(5,245)	(19.5)
Taxes Other Than Income Taxes	41,329	37,385	3,944	10.5
Total Operating Expenses	903,936	904,615	(679)	(0.1)
Operating Income	230,463	208,877	21,586	10.3
Other Income (Deductions)
Interest Income	31	981	(950)	(96.8)
Other Income	5,545	3,855	1,690	43.8
Other Expense	47	113	(66)	N/M
Total Other Income (Deductions)	5,623	4,949	674	13.6
Interest Expense
Long-Term Debt	53,534	53,811	(277)	(0.5)
Capital Leases	18,821	25,105	(6,284)	(25.0)
Other Interest Expense, Net of Interest Capitalized	(2,169)	66	(2,235)	N/M
Total Interest Expense	70,186	78,982	(8,796)	(11.1)
Income Before Income Taxes	165,900	134,844	31,056	23.0
Income Tax Expense	51,947	51,430	517	1.0
Net Income	113,953	83,414	30,539	36.6
Weighted-Average Shares of Common Stock Outstanding (000)	41,596	39,983	1,613	4.0
Basic Earnings per Share	$2.74	$2.09	$0.65	31.1
Diluted Earnings per Share	$2.72	$2.03	$0.69	34.0
Dividends Declared per Share	$1.305	$1.29	$0.015	1.2
N/M—Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Three Months Ended
(in thousands of dollars)	September 30,		Increase / (Decrease)
(UNAUDITED)	2013	2012	Amount	Percent
Operating Revenues
Electric Retail Sales	$310,632	$302,893	$7,739	2.6
Electric Wholesale Sales	26,563	25,448	1,115	4.4
Other Revenues	34,044	38,569	(4,525)	(11.7)
Total Operating Revenues	371,239	366,910	4,329	1.2
Operating Expenses
Fuel	82,065	88,402	(6,337)	(7.2)
Purchased Power	42,477	27,576	14,901	54.0
Transmission	4,940	1,914	3,026	158.1
Increase to Reflect PPFAC Recovery Treatment	(7,992)	20,025	(28,017)	(139.9)
Total Fuel and Purchased Energy	121,490	137,917	(16,427)	(11.9)
Other Operations and Maintenance	79,335	86,942	(7,607)	(8.7)
Depreciation	30,311	27,644	2,667	9.6
Amortization	6,118	10,001	(3,883)	(38.8)
Taxes Other Than Income Taxes	10,808	10,327	481	4.7
Total Operating Expenses	248,062	272,831	(24,769)	(9.1)
Operating Income	123,177	94,079	29,098	30.9
Other Income (Deductions)
Interest Income	6	28	(22)	(78.6)
Other Income	1,466	952	514	54.0
Other Expense	(2,045)	(1,364)	(681)	49.9
Total Other Income (Deductions)	(573)	(384)	(189)	49.2
Interest Expense
Long-Term Debt	13,848	13,268	580	4.4
Capital Leases	6,323	8,507	(2,184)	(25.7)
Other Interest Expense, Net of Interest Capitalized	(562)	201	(763)	N/M
Total Interest Expense	19,609	21,976	(2,367)	(10.8)
Income Before Income Taxes	102,995	71,719	31,276	43.6
Income Tax Expense	38,828	27,150	11,678	43.0
Net Income	64,167	44,569	19,598	44.0
N/M—Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income

	Nine Months Ended
(in thousands of dollars)	September 30,		Increase / (Decrease)
(UNAUDITED)	2013	2012	Amount	Percent
Operating Revenues
Electric Retail Sales	$739,147	$716,993	$22,154	3.1
Electric Wholesale Sales	90,503	77,488	13,015	16.8
Other Revenues	93,603	95,826	(2,223)	(2.3)
Total Operating Revenues	923,253	890,307	32,946	3.7
Operating Expenses
Fuel	247,417	237,930	9,487	4.0
Purchased Power	89,815	62,064	27,751	44.7
Transmission	7,535	4,277	3,258	76.2
Increase to Reflect PPFAC Recovery Treatment	(5,079)	25,150	(30,229)	(120.2)
Total Fuel and Purchased Energy	339,688	329,421	10,267	3.1
Other Operations and Maintenance	239,170	248,092	(8,922)	(3.6)
Depreciation	87,729	82,656	5,073	6.1
Amortization	24,393	29,621	(5,228)	(17.6)
Taxes Other Than Income Taxes	32,916	30,325	2,591	8.5
Total Operating Expenses	723,896	720,115	3,781	0.5
Operating Income	199,357	170,192	29,165	17.1
Other Income (Deductions)
Interest Income	14	97	(83)	(85.6)
Other Income	3,904	3,041	863	28.4
Other Expense	(5,629)	(3,265)	(2,364)	72.4
Total Other Income (Deductions)	(1,711)	(127)	(1,584)	N/M
Interest Expense
Long-Term Debt	42,412	40,562	1,850	4.6
Capital Leases	18,821	25,105	(6,284)	(25.0)
Other Interest Expense, Net of Interest Capitalized	(1,757)	(43)	(1,714)	N/M
Total Interest Expense	59,476	65,624	(6,148)	(9.4)
Income Before Income Taxes	138,170	104,441	33,729	32.3
Income Tax Expense	41,737	39,423	2,314	5.9
Net Income	96,433	65,018	31,415	48.3

N/M—Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.